Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 138 to the Registration Statement on Form N–1A of Fidelity Concord Street Trust: Fidelity Founders Fund, Fidelity Advisor Event Driven Opportunities Fund, and Fidelity Event Driven Opportunities Fund of our reports dated June 17, 2019 relating to the financial statements and financial highlights included in the April 30, 2019 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts June 20, 2019